Exhibit 2.1

STOCK PURCHASE AGREEMENT

October 22, 2015

THIS AGREEMENT (“Agreement”) dated as of this 22nd day of October, 2015 by and between BT Twiss Transport LLC (“Buyer”), a Florida limited liability company, ) and Ernest P. Twiss, as Trustee of the Ernest P. Twiss Revocable Trust dated June 20, 2013 (“Twiss” and “Seller”).

WHERE, Seller owns the outstanding shares of capital stock identified in Article 1 below of Twiss Transport, Inc. (“Transport”), Twiss Logistics Inc (“Logistics”) and Twiss Cold Storage, Inc. (“Cold Storage”) (each a “Company” and, together, the “Companies”), each a Florida corporation; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the outstanding capital stock of the Companies which he owns upon the terms and conditions hereinafter set forth; and

WHEREAS, simultaneously herewith, Buyer is purchasing the all of the other issued and outstanding shares of stock of Transport, Logistics and Cold Storage not owned by Seller from Ronald R. Damico, as Trustee of the Ronald R. Damico Revocable Trust dated September 6, 2013, in a separate stock purchase agreement (the “Damico Transaction”).

NOW, THEREFORE, the parties hereto agree as follows:

1.     Purchase and Sale of Stock. Upon the terms and provisions of this Agreement, Buyer hereby purchases and accepts delivery from Seller of, and Seller hereby sells, assigns, transfers and delivers to Buyer, the shares of stock of the Companies set forth below, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind:

Seller	# of Shares of	# of Shares of	# of Shares of
	Transport	Logistics	Cold Storage

Twiss	100	100	1

The shares of common stock of the Companies set forth above being sold by Seller to Buyer, constituting all of the outstanding shares of capital stock of the Companies owned by Seller, are hereinafter collectively called the “Stock”.

2. Consideration. As the entire consideration for the Stock, Buyer will:

2.1     pay in cash on or before October 23, 2015 to Seller the amount of Six Hundred Thousand Dollars ($600,000) (the “Nonrefundable Deposit”), which such sum shall be deemed completely earned by Seller on such date and not subject to recovery by Buyer.

2.2     pay in cash to Seller at the closing of the purchase and sale of the Stock (the “Closing”) the amount of Four Million Four Hundred Thousand Dollars ($4,400,000) (the “Closing Payment”)

The sum of the payments shall be defined as the “Consideration.”

3.     Closing. The closing of the purchase and sale of the Stock (the “Closing”) shall take place at the offices of Bulova Technologies Group, Inc. located at 12645 49th Street N, Clearwater, FL 33762 (or at such other place as the parties may mutually agree) at 10:00 o’clock in the forenoon, local time, on such date that is no sooner than three (3) days following the Buyer’s written notice to Seller of its intent to close, but in no event later than January 30, 2016 (the “Closing Date”). In the event that the Closing Date does not occur on or before January 30, 2016, then the terms of this Agreement shall be null and void and Seller shall not be obligated to sell the Stock to Buyer but Seller shall be entitled to retain the Nonrefundable Deposit with no claims made against it.

3.1     Documents to be Delivered by Seller to Buyer. At the Closing, Seller shall deliver to Buyer:

(A)     stock certificates for the Stock, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind, which certificates shall be duly endorsed to Buyer or accompanied by duly executed stock powers in form satisfactory to Buyer;

(B)     a certificate of Seller in the form of Exhibit A certifying as to the accuracy of Seller’s representations and warranties at and as of the Closing and that Seller has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Seller at or before the Closing:

(C)     a certificate of Seller in the form of Exhibit B, certifying as to certain corporate matters, together with all of the attachments referred to therein; and

(D)     such other certificates and documents as Buyer or its counsel may reasonably request.

3.2     Documents to be Delivered by Buyer to Seller. At the Closing, Buyer shall deliver to Seller:

(A)     a wire transfer of immediately available funds to Seller or Seller’s representative in the amount of the Closing Payment;

(B)     a certificate of Buyer in the form of Exhibit C certifying as to the accuracy of Buyer’s representations and warranties at and as of the Closing and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Buyer at or before the Closing;

(C)     a certificate of Buyer in the form of Exhibit D certifying as to certain corporate matters, together with all of the attachments referred to therein; and

(D)     such other certificates and documents as Seller or his counsel may reasonably request.

3.3     Form and Substance of Documents. The documents and instruments referred to in Sections 3.1 and 3.2 shall be in form and substance satisfactory to counsel for the party to whom they are delivered.

5.0     Representations and Warranties by Seller. Seller represents and warrants to Buyer as follows:

4.1     Corporate Organization. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and each has the corporate power and authority to carry on its business as now being conducted and as proposed to be conducted and to own and operate the properties and assets now owned and being operated by it. Seller has delivered to Buyer complete and correct copies of each Company’s Articles of Incorporation and By-Laws as in effect on the date hereof. The Companies are duly qualified or licensed to do business and are in good standing as a foreign corporation in each of the jurisdictions set forth in a schedule (Schedule 4.1) attached hereto by Seller. No Company is required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction.

4.2     Capitalization; Stock Ownership.

(A)     The authorized capital stock of Transport consists of 1,000 shares of common stock of the par value of $1.00 per share, of which 200 shares are issued and outstanding. All of such issued shares have been duly authorized and validly issued and are fully paid and non-assessable and none of them was issued in violation of any preemptive or other right. Transport is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of Transport or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of Transport, and, except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of Transport or any other security exercisable or convertible into any capital stock or any other security of Transport.

Seller owns the outstanding shares of common stock of Transport set forth in Section 1 free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind and have full power and legal right to sell the same.

(B)     The authorized capital stock of Logistics consists of 10,000 shares of common stock with no par value, of which 200 shares are issued and outstanding. All of such issued shares have been duly authorized and validly issued and are fully paid and non-assessable and none of them was issued in violation of any preemptive or other right. Logistics is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of Logistics or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of the Logistics, and, except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of the company or any other security exercisable or convertible into any capital stock or any other security of the Logistics.

Seller owns the outstanding shares of common stock of Logistics set forth in Section 1 free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind and have full power and legal right to sell the same.

(C)     The authorized capital stock of Cold Storage consists of 2 shares of common stock with no par value, of which 2 shares are issued and outstanding. All of such issued shares have been duly authorized and validly issued and are fully paid and non-assessable and none of them was issued in violation of any preemptive or other right. Cold Storage is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of Logistics or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of the Cold Storage, and except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of the company or any other security exercisable or convertible into any capital stock or any other security of the Logistics.

Seller owns the outstanding shares of common stock of Cold Storage set forth in Section 1 free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind and have full power and legal right to sell the same.

4.3     Subsidiaries and Other Equity Investments. No Company owns, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization.

4.4     No Violation. Neither the execution, delivery nor performance of this Agreement nor the consummation of any of the transactions contemplated hereby (i) will violate or conflict with the Articles of Incorporation or By-Laws of any Company, (ii) will result in any breach of or default under any provision of any contract or agreement of any kind to which Seller or any Company is a party or by which Seller or any Company is bound or to which any property or asset of any of them is subject, (iii) is prohibited by or requires Seller or any Company to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgement, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, (iv) will cause any acceleration of maturity of any note, instrument or other obligation to which any Company is a party or by which any Company is bound or with respect to which any Company is an obligor or guarantor, or (v) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of any Company.

4.5     Financial Statements. Seller has furnished Buyer with copies of the following financial statements:

(i)     The reviewed balance sheets of Logistics and Transport and the unaudited balance sheets of Cold Storage as at December 31, 2014 and related statements of income and retained earnings for the fiscal year ended on that date; and

(ii)     The unaudited balance sheets of each Company as at June 30, 2015 and related statements of income and retained earnings for the three-month period ended on that date, certified as true and accurate to the best of his knowledge and belief by Seller.

All of such financial statements are complete and correct and present fairly and accurately the financial positions of each Company as at the respective dates of said balance sheets and the results of the operations of each Company for the respective periods then ended in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding periods. No uncollectible accounts receivable are reflected on said balance sheets without provision for an adequate reserve for uncollectible amounts; and as at June 30, 2015 there was no liability of any nature or in any amount that should properly be reflected or reserved against in a balance sheet prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding periods which is not fully reflected or reserved against in the balance sheet of each Company as at June 30, 2015.

4.6     No Undisclosed Liabilities, Etc.     Since June 15, 2015 except (i) for the transactions contemplated by this Agreement, and (ii) as set forth in a schedule (Schedule 4.6 attached hereto by Seller):

(A)     No Company has incurred any material liability or obligation (absolute, accrued, contingent or otherwise) of any nature, other than liabilities and obligations incurred in the ordinary course of business, that would properly be reflected or reserved against in a balance sheet prepared in conformity with generally accepted accounting principles applied on a basis consistent with that used in the preparation of the balance sheet of the Company as at June 30, 2015 referred to in Section 4.5; and

(B)     No Company has acquired any material amount of accounts receivable that are or are believed to be uncollectible, and the frequency and amounts of payments received by each Company with respect to the accounts receivable reflected on the balance sheet of each Company as at June 30, 2015 referred to in Section 4.5 do not, in retrospect, render inadequate the reserve for uncollectible accounts set forth on such balance sheet.

4.7     Absence of Certain Changes. Since, June 30, 2015, except (i) for the execution and delivery of this Agreement and (ii) as set forth in a schedule (Schedule 4.7) attached hereto by Seller, no Company has:

(i)     had any change in its condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets, or liabilities, other than changes in the ordinary course of business, none of which has been materially adverse;

(ii)     suffered any damage, destruction or loss of physical property (whether or not covered by insurance) materially or adversely affecting its condition (financial or otherwise) or operations (present or prospective);

(iii)     issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of such Company and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of such Company;

(iv)     incurred or agreed to incur any indebtedness for borrowed money;

(v)     paid or obligated itself to pay in excess of $10,000.00 in the aggregate for fixed assets;

(vi)     suffered any material loss or waived any material right;

(vii)     sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets, or canceled, or agreed to cancel, any debts or claims, other than in the ordinary course of business;

(viii)     had any resignation or termination of employment of any of its key officers or employees or knows of any impending or threatened resignation or resignations or termination or terminations of employment that would have a material adverse effect on its operations (present or prospective) or business (present or prospective);

(ix)     declared, set aside or paid any dividend (whether in cash, property or stock) with respect to any of its capital stock or redeemed, purchased or otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any of its capital stock;

(x)     increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its officers, employees, agents or directors over the rate being paid to them on June 30, 2015, other than normal merit and/or cost-of-living increases pursuant to customary arrangements consistently followed, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for, or with any such officer, employee or agent;

(xi)     lost any major customer or had any order canceled or knows of any threatened cancellation of any order;

(xii)     made or permitted any material amendment or termination of any contract, agreement or license to which it is a party;

(xiii)     had any labor trouble or knows of any impending or threatened labor trouble;

xiv)     made any change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities;

(xv)     made any charitable or political contribution or pledge in excess of $1,000.00 in the aggregate; or

(xvi)     entered into any transaction not in the ordinary course of its business.

4.8     Title To and Condition of Properties and Assets.

(A)     Seller has furnished to Buyer a schedule (Schedule 4.8) of all of the properties and assets of each Company, and each Company has good and marketable title to all of its properties and assets, including, without limitation, (i) all those used in its business, and (ii) those reflected in the balance sheet of the Company as of June 30, 2015 referred to in Section 4.5 (except as sold or otherwise disposed of in the ordinary course of business) subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except as set forth in a schedule (Schedule 4.8A) attached hereto by Seller. Subsequent to June 30, 2015, no Company has sold or disposed of any of its properties or assets or obligated itself to do so, except in the ordinary course of business.

(B)     All assets owned or leased by the Companies are in good repair and in working order except for ordinary wear and tear.

4.9     Certain Properties. The Companies own no real estate. Seller has (i) attached a schedule (Schedule 4.9) setting forth all personal property and real estate leased by the Companies and, in the case of real estate, the location of each property, the use of the facility thereon, the name of the owner or the names of the lessor and the lessee, the square footage of improvements and the acreage of land, and (ii) previously provided a copy of each lease by which the Companies acquired its interest in the personal property described in Schedule 4.9, all of which documents are true and complete copies thereof as in effect on the date hereof. No Company has received any written notice from any governmental agency, board, bureau, body, department or authority of any United States or foreign jurisdiction with respect to any of the real estate described in Schedule 4.9. Except as set forth in Schedule 4.9 there is no easement, right-of-way agreement, license, sublease, occupancy agreement, or like instrument with respect to any of the real estate described in Schedule 4.9. Each lease pursuant to which any Company leases any real or personal property is in full force and effect and is valid and enforceable in accordance with its terms. There is not under any such lease any default by any Company; or any event that with notice or lapse of time or both would constitute such a default by any Company; all of such events, if any, are set forth in Schedule 4.9. To the best of Seller’s knowledge, there is not under any such lease any default by any other party thereto or any event that with notice or lapse of time or both would constitute such a default thereunder by any Company, or any other party. Each property used in the business of each Company is reflected in the consolidated balance sheet of each Company as at June 30, 2015 referred to in Section 4.5 in the manner and to the extent required by generally accepted accounting principles.

4.10     Tax Returns. Each Company made and filed a valid election pursuant to the provisions of the Internal Revenue Code to be treated as an S corporation effective for its taxable year beginning in the year in which each respective Company was formed and has filed Forms 1120S for such year and every year thereafter. Each Company’s election to be treated as an S corporation has never been revoked or terminated and neither the Companies nor the Seller has taken any action or failed to take any action that would cause such Company’s S corporation status to terminate. Seller makes no representation or warranty with respect to the effect, if any, upon any Company’s S corporation status by Seller’s execution of this Stock Purchase Agreement, or the consummation of the actions contemplated hereby.

4.11     Contracts. Except as set forth in a schedule (Schedule 4.11) attached hereto by Seller, no Company is a party to any current written or oral:

(i)	contract with any labor union:

(ii)	employment or consulting contract or other contract for personal services;

(iii)	lease, whether as lessee or lessor, with respect to any property, real or personal

(iv)	contracts of purchase or sale with any customer or supplier involving, cumulatively, more than $2,500.00 unpaid;

(v)	stand-by letter of credit, guarantee or performance bond;

(vi)	contract or agreement restricting the ability of any person from freely engaging in any business or competing anywhere in the world;

(vii)	contract not made in the ordinary course of business; or

(viii)	other contract, except insubstantial contracts for supplies or services not involving more than $500.00 and which can be terminated within one year without cost.

Except as set forth in Schedule 4.11, no Company is a party to any material contract with any governmental authority. No Company is a party to any contract that materially and adversely affects its condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets or liabilities. Each contract or other agreement listed in Schedule 4.11 is in full force and is valid and enforceable by the respective Company in accordance with its terms. No Company or any other party is in default in the observance or the performance of any term or obligation to be performed by it under any contract listed in Schedule 4.11. Seller knows of no bid or contract proposal made by any Company that, if accepted or entered into, might result in a loss to any of Seller’s companies. Seller has delivered to Buyer true and complete copies of all contracts listed in Schedule 4.11 as in effect on the date hereof.

4.12     Litigation. Except as set forth in a schedule (Schedule 4.12) attached hereto by Seller, there are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in the United States or any foreign jurisdiction, of any kind now pending or threatened or proposed in any manner, or any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving r Seller, any Company or any of their respective properties or assets that (i) if asserted and decided adversely to the Company or Seller could affect the operations (present or prospective) or the business (present or prospective) of any Company, or (ii) questions the validity of this Agreement or (iii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by Seller under this Agreement. Except as set forth in Schedule 4.12, there is no arbitration proceeding pending or threatened or proposed in any manner under any collective bargaining agreement or other agreement or otherwise affecting any Company. No Company, nor its properties or assets, is subject to any judicial or administrative judgement, order, decree or restraint.

4.13     Patents and Trademarks. Except as set forth in Schedule 4.13 provided by Seller, each Company owns all patents, copyrights, trademarks, trade names, know-how, trade secrets and other proprietary rights necessary to conduct its operations and business, and Seller knows of no claim, or any basis of any claim, that it has infringed any patent, copyright, trademark, trade name, know-how, trade secret or other proprietary right of any other person. Seller knows of no potential claim of infringement of any patent, copyright, trademark, trade name, know – how, trade secret or other proprietary right of any other person that has not been asserted but that, if asserted, would materially and adversely affect the financial condition, business or operations of any Company.

4.14     Compliance with Laws. To the best of Seller’s knowledge and belief each Company has complied with and are in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgements, orders and decrees applicable to each or any of their assets, operations and business, and there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgement, order or decree except such defaults or violations or such basis for any claims of such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the assets, operations, financial condition or prospects of any Company. No Company has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed to any liability or disadvantage that is or may be material to it. To the best of Seller’s knowledge and belief all Companies are in compliance with (i) all applicable requirements of all United States and foreign governmental authorities with respect to environmental protection, including, without limitation, regulations establishing quality criteria and standards for air, water, land and hazardous materials, (ii) applicable requirements of the Occupational Safety and Health Act of 1970 within the United States and comparable workplace-safety laws of all other jurisdictions and all rules, regulations and orders thereunder and (iii) all applicable laws and related rules and regulations of all United States and foreign jurisdictions affecting labor union activities, civil rights or employment, including without limitation, in the United States, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the National Labor Relations Act, and the Americans with Disabilities Act of 1990, all as amended and in effect as of the Closing Date.

4.15     Environmental Matters. Each Company has complied with and is in compliance with all material federal, state, and local statutes, laws, ordinances, regulations, rules, permits, judgements, orders and decrees applicable to it or any of its properties, assets, operations and business relating to environmental protection including, without limitation, standards relating to air, water, land and the generating, storage, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances (as such terms are defined in any applicable state or federal environmental law or regulation). Each Company has obtained and adhered to all necessary and material permits and other approvals necessary to store, dispose of and otherwise handle Hazardous Wastes and Hazardous Substances and has reported, to the extent required by all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgements, orders and decrees, all past and present sites owned and operated by each Company where Hazardous Wastes or Hazardous Substances have been treated, stored or disposed of. Seller has made a diligent search and knows of no location on any of the properties of the Companies where Hazardous Wastes and Hazardous Substances have entered or are likely to enter into the air, soil or groundwater. Seller knows of no on-site or off-site location to which any Company has transported Hazardous Wastes and Hazardous Substances, which site is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against any Company or Buyer for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. No Company has any contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

4.16     Governmental Authorizations and Regulations. Seller has attached hereto a schedule (Schedule 4.16) that lists all licenses, franchises, permits and other governmental authorizations held by each Company material to the conduct of its businesses. To the best of Seller’s knowledge and belief such licenses, franchises, permits and other governmental authorizations are valid. No Company has received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. Each Company holds all licenses, franchises, permits and other governmental authorizations the absence of which could have a material adverse effect on its business. Except as set forth in Schedule 4.16, the business of each Company is not being conducted, and no properties or assets of such Company relating thereto are owned or are being used by such Company, in violation of any statute, law, ordinance, regulation, rule or permit of any governmental entity or any judgement, order or decree.

4.17     ERISA. Except as set forth in a schedule attached hereto by Seller (Schedule 4.17) no Company offers any retirement plan qualified under Section 401 (a) of the Internal Revenue Code within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

4.18     Certain Transaction. Except as set forth in a schedule (Schedule 4.18) attached hereto by Seller, there is no transaction, and no transaction now proposed, to which any Company was or is to be a party and in which any director or officer of such Company or any person owning of record or beneficially more than 10% of the outstanding capital stock of any class of any Company or any associate of any such person had or has a direct or indirect material interest.

4.19     Accounting Practices. Each Company makes and keeps accurate books and records reflecting its respective assets and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of such Company’s financial statements and to maintain accountability for the assets of such Company, (iii) access to the assets of such Company is permitted only in accordance with management’s authorization and (iv) the reported accountability of the assets of such Company is compared with existing assets at reasonable intervals.

4.20     Minute Books. Each Company’s minute books contain complete and accurate records of all meetings and other corporate actions of its stockholders and Board of Directors and committees thereof.

4.21     Insurance. All properties and operations of each Company are insured, for its benefit, in amounts deemed adequate by its Board of Directors or management, against all risks usually insured against by persons operating similar properties or conducting similar operations in the facilities where such properties are located or such operations are conducted under valid and enforceable policies issued by insurers of recognized responsibility. Seller has attached hereto a schedule (Schedule 4.21) of all such policies, together with true and complete copies of all such policies as in effect on the date hereof.

4.22     Bank Accounts: Powers of Attorney. Seller has attached hereto a schedule (Schedule 4.22) setting forth a true and complete list of (i) the name of each bank in which each Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from such Company and a summary statement of the terms thereof.

4.23     Intentionally Left Blank.

4.24     Certain Disclosures. Schedule 4.24 attached hereto by Seller contains:

(i)     a list of all officers and other employees and consultants of each Company whose current annual salary or rate of compensation (including bonus and incentive compensation) is $30,000.00 or more or to whom such Company has loaned $1,000.00 or more;

(ii)      a list of all insurance policies of each Companies; and

(iii)     a list of those entities that were the ten largest customers of each Company in terms of dollar amount of sales during the Company’s fiscal year ended December 31, 2014, and during the period from December 31, 2014 through the date hereof, together with a statement for each such customer during each such period of the dollar amount of such sales.

4.25     Brokers.      All negotiations relative to this Stock Purchase Agreement and the transactions contemplated hereby have been carried on by the Companies and Seller directly with Buyer and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder’s fee, brokerage commission or like payment.

4.26     No Untrue Statements. No statements by Seller contained in this Agreement and no written statement or schedule furnished by Seller or any officer, counsel or other agent of Seller to Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading. There is no fact that affects adversely the condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets or liabilities of any Company in any material respect that is not set forth in this Agreement or the Schedules.

5.0     Representations and Warranties by Buyer. Buyer represents and warrants to Seller as follows:

5.1     Corporate Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has the power and authority to carry on its business as now being conducted by it and to acquire and own the Stock. Buyer has conducted no business other than entering into this Agreement and engaging in transactions contemplated by this Agreement.

5.2     Authorization of Agreement; No Violation. Buyer’s Board of Managers has duly authorized the execution and delivery of this Agreement and the purchase and the consummation of the other transactions contemplated hereby. Buyer has delivered to Seller a true and complete copy, certified by its Secretary, of the resolutions which have been duly adopted by its Board of Managers authorizing such execution, delivery or performance of this Agreement by Buyer. Neither the execution of this Agreement nor the consummation of any of the transaction contemplated hereby (i) will violate or conflict with any provision of the Articles of Organization or Operating Agreement of Buyer or (ii) will result in any breach of or default under any provisions of any contract or agreement of any kind to which Buyer is a party or by which Buyer is bound or to which the properties or assets of Buyer are subject. Buyer has delivered to Seller copies of its Articles of Organization and all amendments thereto and a copy of its Operating Agreement, which are true and complete copies of such instruments as in effect on the date of this Agreement.

5.3     Litigation. There are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in the United States or any foreign jurisdiction, of any kind now pending or threatened or proposed in any manner, or any circumstances which should or could reasonably form the basis of any such action, proceeding or investigation, involving Buyer or any of its properties or assets that (i) questions the validity of this Agreement or (ii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by Buyer under this Agreement.

5.4     Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Seller and the Companies and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for a finder’s fee, brokerage commission or like payment.

5.5     Investment Representation. Buyer is acquiring the Stock for investment and not with a view to the distribution thereof or dividing all or any part of its interest therein with any other person.

5.6     No Untrue Statements. No statement by Buyer contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by any officer, employee, counsel or other agent of Buyer to Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

6.0     Covenants of Seller. Seller covenants and agrees with Buyer as follows:

6.1     Resignation of Directors. At the Closing, Seller will cause the directors of each Company to resign as director and officer of such Company effective as of the Closing.

6.2     INTENTIONALLY DELETED.

6.3     Lease Indemnification. Seller shall indemnify Buyer and its affiliates, for any liability, including attorney’s fees, resulting from claims arising in connection with, or relating to any lease of real property to which any of the Companies was or may have been a party prior to the Closing.

6.4     Further Payments. Seller will, at or before the Closing Date, discharge or cancel, as the case may be, all debt described on Schedule 6.4, attached hereto.

6.5     Access to Company and Personnel. Seller shall allow Frank Taylor to be involved in the day-to-day operations of the business of the Companies to learn alongside the Companies’ officers to more fully learn the business of the Companies.

7.0     Conditions Precedent to Seller’s Obligation to Sell the Stock. The obligation of Seller to sell the Stock is subject to the fulfillment prior to or at Closing of the following conditions:

7.1     Buyer’s Performance. There shall not be any material error, misstatement or omission in the representations and warranties made by Buyer in this Agreement; all representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer to Seller pursuant to this Agreement shall be true at and as of the Closing as though such representations and warranties were made at and as of said time except (i) as contemplated by this Agreement, and (ii) to the extent, if any, Seller shall waive the same; and Buyer shall have performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Buyer at or before the Closing.

7.2     Opinion of Counsel. Seller shall have received an opinion, dated the Closing Date, of Craig Huffman, Esq., counsel for Buyer, in form and substance reasonably satisfactory to Seller’s counsel, to the effect that:

(i)     Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has the power to carry on its business as it is now conducted and to acquire and own the Stock;

(ii)     This Agreement has been duly authorized, executed and delivered by Buyer and is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except (a) as the same may be limited by bankruptcy, insolvency, reorganization or other laws or equitable principles relating to or affecting the enforcement of creditors’ rights and (b) that the granting of specific performance is subject to the discretion of a court of equity;

(iii)     All corporate proceedings required to be taken by Buyer at or before Closing in connection with this Agreement and the transactions contemplated hereby have been duly taken; and

(iv)     The execution and delivery of this Agreement by Buyer and the consummation of the transactions provided for in this Agreement will not violate or conflict with any provision of the Articles of Organization or Operating Agreement of Buyer or, to the best of the knowledge of such Counsel, result in any breach of any contract or agreement to which Buyer is a party or by which Buyer is bound or to which the properties or assets of Buyer are subject.

7.3     Consents and Approvals. Seller and Buyer shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgements, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Seller or Buyer, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

7.4     Payment of Nonrefundable Deposit. Seller shall have received the Nonrefundable Deposit on or before October 23, 2015.

8.0     Conditions Precedent to Buyer’s Obligation to Purchase the Stock. The obligation of Buyer to purchase the Stock is subject to the fulfillment prior to or at the Closing of the following conditions.

8.1     Seller’s Performance. There shall not be any material error, misstatement or omission in the representations and warranties made by Seller in this Agreement; all representations and warranties by Seller contained in this Agreement or in any written statement delivered by Seller to Buyer pursuant to this Agreement shall be true at and as of the Closing as though such representations and warranties were made at and as of said time except (i) as contemplated by this Agreement and (ii) to the extent, if any, Buyer shall waive the same; and Seller shall have performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Seller at or before the Closing.

8.2     Intentionally Left Blank.

8.3     Opinion of Counsel. Buyer shall have received an opinion, dated the Closing date, of Spoor Law, P.A., counsel for Seller, in form and substance reasonably satisfactory to Craig Schnee, Esq., counsel for the Buyer, to the effect that:

(i)     The Companies are corporations organized under Florida law and their corporate status is active; have full corporate power to carry on their respective businesses as now conducted and to own and operate the properties and assets now owned and operated by them; and, to the best of the knowledge of such counsel, based upon due inquiry of the executive officers of the Companies, no Company is required to qualify as a foreign corporation in any other jurisdiction;

(ii)     The Companies entire respective authorized capital stock consists of 1,000 (Transport), 10,000 (Logistics) and 2 (Cold Storage) shares of common stock of the par value of $1.00 per share (Transport), no par value (Logistics) and no par value (Cold Storage), of which 200 Transport 200 Logistics and 2 Cold Storage shares are issued. All of the shares of each company have been validly issued and are fully paid and non-assessable;

(iii)      Seller is the holder of record of that number of shares of the Stock set forth opposite his name in Section 1 of this Agreement and, to the best of the knowledge of such counsel, owns all of such shares free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind and, to the best of such counsel’s knowledge, has full power and the legal right to sell such shares to Buyer pursuant to this Agreement;

(iv)     This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except (a) as the same may be limited by bankruptcy, insolvency, reorganization or other laws or equitable principles relating to or affecting the enforcement of creditors’ rights and (b) that the granting of specific performance is subject to the discretion of a court of equity;

(v)     The execution and delivery of this Agreement by Seller and the consummation of the transactions provided for in the Agreement will not violate or conflict with any provision of the Articles of Incorporation or By-Laws of any Company or, to the best of the knowledge of such counsel, based upon due inquiry of the executive officers of each Company, result in any breach of any contract or agreement to which such Company or Seller is a party or by which such Company or Seller is bound or to which the properties or assets of any of them are subject;

(vi)     No authorization, approval or consent of, or any action by, any United States federal or state court or regulatory authority or by any court or regulatory authority of any foreign jurisdiction that has not been obtained or taken is required for the execution, delivery or performance of this Agreement by Seller, including the sale by Seller of the Stock;

(vii)     The stock certificates for the Stock have been duly endorsed by Seller or are accompanied by stock powers, as the case may be, such that upon delivery of the Stock to Buyer, there shall be an effective transfer to Buyer good title to the Stock;

(viii)     To the best of such counsel’s knowledge, based upon due inquiry of the executive officers of each Company, each Company maintains no qualified retirement plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended; and

(ix)     Such counsel knows of no litigation, proceeding or investigation pending, threatened or proposed in any manner involving Seller, any Company or any of the properties or assets of any of them or which questions the validity of this Agreement or any action taken or to be taken by Seller under this Agreement.

8.4     Consents and Approvals. Seller and Buyer shall have obtained all consents, authorizations and approvals under all statues, laws, ordinances, regulations, rules, judgements, decreed and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Seller or Buyer, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

8.5     Physical Properties. There shall have occurred no damage to or destruction or loss of (whether or not covered by insurance) any Company’s material facilities, machinery, equipment or other assets.

8.6     Resignation as Director. Ernie Twiss shall have executed and delivered to Buyer his resignation as director of each Company as of the Closing Date.

9.0     Guarantee of Collectability of Receivables of the Companies.

(A)     A copy of all current receivables of each Company is set forth in Schedule 9.0 (A) hereto provided by Seller. Subject to the limitations set forth in this Section 9, Seller guarantees to Buyer that, all accounts and notes receivable and other receivables reflected on said balance sheet (the “Receivables”) will be valid and legally binding obligations of the persons owing said amounts to such Company and that the full amount of the Receivables will be paid to Buyer on or before December 1, 2015, provided that this guarantee shall not be applicable or effective if the nonpayment of a Receivable results from any claim or offset asserted against Buyer by the account debtor.

(B)     If any part of the Receivables has not been paid on or before December 1, 2015 and such nonpayment does not result from any claim or offset asserted against Buyer by the account debtor, then, Buyer may reassign on or before December 15, 2015 to Seller all or any part of the unpaid part of the Receivables, free and clear of any security interest, lien or other encumbrance arising on or after the Closing, in which event Seller shall pay to Buyer in cash or by certified check that amount equal to such reassigned part of the unpaid part of the Receivables. If, within 90 days of any such reassignment, Buyer receives payment from the debtor of such Receivable, and payment on the reassigned Receivable is not under dispute, Buyer shall remit such payment to Seller, to the extent of the amount of the reassigned Receivable, whereupon Seller shall reassign to Buyer the previously reassigned Receivable to the extent of the amount of such payment. Buyer may reassign receivables pursuant to this section to either Seller or the seller in the Damico Transaction, but shall not be entitled to reassign any specific receivable to both parties.

10.0     Survival of Representatives and Warranties; Indemnification Obligations.

10.1     Survival of Representations and Warranties. All representations and warranties contained in this Agreement, any Schedule and any certificate delivered at the Closing by Seller or Buyer shall be deemed to have been relied upon notwithstanding any investigation heretofore or hereafter made or omitted by any party hereto and shall survive the Closing until the twenty-four- (24-) month anniversary of the Closing Date; provided, however, that the representations and warranties contained at 4.2, and 4.17 shall survive the Closing without limitation.

10.2     Seller’s Indemnification Obligations. Subject to the terms and conditions of this Section 11, Seller agrees to indemnify and hold Buyer harmless against any and all losses, costs and expenses (including, without limitation, legal and other expenses), except as expressly limited by the terms of Section 10.3, resulting from or relating to:

(A)     any misrepresentation or breach of any warranty of Seller contained in this Agreement or in any Schedule of Seller or any certificate delivered by Seller at the Closing; and

(B)     any breach of any covenant of Seller contained in this Agreement and any and all actions, suits, demands, assessments or judgements with respect to any claim arising out of or relating to the subject matter of the indemnification.

10.3     Limitation on Seller’s Indemnification Obligation. The indemnification obligations provided for in Section 10.2 above are subject to the following limitations:

(A)     Seller shall have no indemnification obligation in respect of claims made pursuant to Section 10.2 unless Buyer gives written notice of the claim to Seller in accordance with the procedures set forth in Section 10.6 on or before the Applicable Limitation Date. If Buyer delivers such written notice of a claim on or prior to the Applicable Limitation Date, then Seller’s indemnification obligation in respect of the claims described in the notice shall survive the Applicable Limitation Date, notwithstanding that the representations and warranties on which such claim is based have expired.

(B)     Recovery by Buyer of its indemnifiable losses in the aggregate will be subject to the following limitation:

(i)

With respect to any claims by third parties against Buyer for which Seller is liable for indemnification and with respect to any breaches of any representations or warranties herein, Buyer may recover losses in the aggregate up to the sum of the Consideration.

(C)     Seller shall have no obligation to provide indemnification pursuant to Section 10.2 except to the extent that the aggregate amount of indemnification to which Buyer, but for this Section 1.3, otherwise shall have become entitled hereunder plus the amount of indemnification to which Buyer shall become entitled under the Damico Transaction shall exceed $50,000; and

10.4     Buyer’s Indemnification Obligation. Subject to the terms and conditions of this Section 11, Buyer agrees to indemnify and hold Seller harmless against any and all losses, costs and expenses (including, without limitation, legal and other expenses), except as expressly limited by the terms of Section 10.5, resulting from or relating to:

(A)     any misrepresentation or breach of warranty of Buyer contained In this Agreement or in any Schedule of Buyer or in any certificate delivered by Buyer at the Closing;

(B)     any breach of any covenant of Buyer contained in this Agreement and any and all actions, suits, demands, assessments or judgements with respect to any claim arising out of or related to the subject matter of the indemnification; and

(C)     any claim, suit, demand, assessment or judgment brought against Seller, Buyer or any of the Companies related to the operation of the Companies after the Closing Date or of obligations of the Companies arising after the Closing Date (except with respect to obligations arising after the Closing Date based on facts which occurred prior to the Closing Date).

10.5     Limitation on Buyer’s Indemnification Obligation. Buyer has no obligation to provide indemnification pursuant to Section 10.4 except to the extent that the aggregate amount of indemnification to which Seller, but for this Section 10.5, otherwise shall have become entitled hereunder shall exceed $50,000.

10.6     Procedure for Indemnification Claims. The respective indemnification obligations of Seller and Buyer pursuant to Sections 10.2 and 10.4 shall be conditioned upon compliance by Seller and Buyer with the following procedures for indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this Agreement;

(A)     If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a party hereto (the “Aggrieved Party”) which could result in liability of the other party (the “Indemnifying Party”) under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within a reasonable time, but in no event more that fifteen days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for Indemnification hereunder based upon or arising out of such claim, action or proceeding.

(B)     If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, provided the Indemnifying Party is held to be liable for indemnification hereunder, to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgement or award rendered in connection with such claim, action or proceeding. The Aggrieved Party may participate, at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnified Party all books and records and such officers, employee and agents as are reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim, action or proceeding.

(C)     If the Indemnifying Party does not assume the defense of any such claim, action or proceeding, the Aggrieved Party may defend against such claim, action or proceeding in such manner as it may deem appropriate. The Indemnifying Party agrees to cooperate and made available to the Aggrieved Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. If the Indemnifying Party, within ten days after notice shall have been given to it by the Aggrieved Party of the latter’s intention to effect a settlement of any such claim, action or proceeding, which notice shall describe with particularity the terms of any such proposed settlement, shall not deposit with an escrow agent mutually satisfactory to the Aggrieved Party and the Indemnifying Party a sum equivalent to the total amount demanded in such claim, actin or proceeding or deliver to the Aggrieved Party a surety bond or an irrevocable letter of credit for such sum in form and substance reasonably satisfactory to the Aggrieved Party, then the Aggrieved Party may settle such claim, action or proceeding on the terms detailed in its notice to the Indemnifying Party, and the Indemnify Party shall be deemed to have agreed to the terms of such settlement and shall not thereafter in any proceeding by the Aggrieved Party for indemnification question the proprietary of such settlement. If the Indemnifying Party makes an escrow deposit or delivers a surety bond or letter of credit as aforesaid and thereafter the Aggrieved Party settles such claim, action or proceeding, then in any proceeding by the Aggrieved Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, the Aggrieved Party shall have the burden of proving the amount of such liability of the Indemnifying Party, and the amount of the payments made in settlement of any claim, action or proceeding shall not be determinative as between the Aggrieved Party and the Indemnifying Party of the amount of such indemnification liability, except that the amount of the settlement payments shall constitute the maximum amount of the indemnification liability of the Indemnifying Party. Such escrow deposit, surety bond or letter of credit shall by their respective terms be payable to the Aggrieved Party in an amount determined in accordance with the last sentence of this paragraph (C) and in the event the Indemnifying Party is held liable for indemnification hereunder. If the Indemnifying Party neither makes an escrow deposit not delivers a surety bond or letter of credit as aforesaid, so that no settlement of such claim, action or proceeding is effected, in any proceeding by the Aggrieved Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, such liability shall be for the amount of any judgement or award rendered with respect to such claim or in such action or proceeding and of all expenses, legal and other, incurred by the Aggrieved Party in the defense against such claim, action or proceeding.

(D)     In the event an Aggrieved Party or Indemnifying A Party shall cooperate in the defense or make available books, records, officers, employees or agents, as required by the terms of paragraphs (B) and (C), respectively, of this Section 11.6 the party to which such cooperation is provided shall pay the out-of-pocket costs and expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party’s time or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers and employees in connection therewith.

10.7     Sole and Exclusive Remedy. The indemnification obligations of Seller and Buyer under this Section 10 shall constitute the sole and exclusive remedies of Buyer and Seller, respectively, for the recovery of money damages with respect to the matters described in Section 10.2 and 10.4, respectively. The terms of this Section 10.7 shall not be construed as limiting in any way whatsoever any remedy other than for the recovery of money damages to which Buyer and Seller may be entitled.

11.0     Non-Competition. Seller and Ernest P. Twiss, in his individual capacity (together, “Selling Parties”), acknowledge that a major portion of the consideration paid by Buyer under this Stock Purchase Agreement is attributable to the goodwill and business relationships which the Selling Parties have , over a long period of time, developed on behalf of each Company. The Selling Parties acknowledge also that some or all of these business relationships could or might be interrupted if either or both of the Selling Parties were to compete, or assist a third party in competing, with any Company after its acquisition by Buyer. Accordingly, each Selling Party agrees not to enter, directly or indirectly, as an owner, employee, or consultant, any of the businesses of the Companies (transportation, logistics and cold storage) as conducted on the date of Closing for a five year period following Closing, nor will either of them use the name “Twiss” in connection with the transportation, cold storage or logistics businesses at any time. The Selling Parties have read and understood these restrictions, and consulted with legal counsel with respect to the meaning of such restrictions, and agree to be bound thereby.

12.0     Section 1377 Election. Seller and Buyer hereby agree to make separate elections under Internal Revenue Code Section 1377 to terminate the taxable year of each Company as of the Closing Date, and to have the rules under Internal Revenue Code Section 1377(a)(2) applied as if the taxable year in which the Closing occurs consisted of two separate taxable years. Further, Buyer hereby agrees that it shall cause each Company to file said Section 1377 Election with the federal income tax return of the Company.

13.0     D & E Property Investments Inc. Stock. Buyer’s affiliate, Lake Ave. South East Real Estate LLC, a Florida limited liability company, has or will enter into an agreement to purchase all of the stock of D&E Property Investments Inc., a Florida corporation (the “D&E Stock”) from Seller and Ronald R. Damico, as Trustee of the Ronald R. Damico Revocable Trust dated September 6, 2013 (“Damico”). In the event that the Closing Date does not occur on or prior to January 30, 2016, Buyer shall cause South East Real Estate LLC to transfer the D&E Stock back to Seller and Damico in exchange for an amount equal to the expenses incurred by South East Real Estate LLC for necessary repairs and maintenance of the real estate, including any environmental remediation of cleanup. In the event Buyer or any of its affiliates increased the amount of debt tied to the D&E Stock or placed any additional mortgages or liens on the real estate owned by D&E Property Investments Inc., or which in any way reduced the value of the D&E Stock as compared to the value of the D&E Stock immediately before the purchase of the D&E Stock from Seller and Damico, then Buyer and its affiliates shall cause such mortgages or liens to be removed and indemnify Seller and Damico for any reduced value.

14.0     Miscellaneous.

14.1     Assurance of Further Action. From time to time after the Closing and without further consideration from Buyer, but at Buyer’s expense, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such further instruments of sale, assignment, transfer and delivery and take such other action as Buyer may reasonably request in order to more effectively sell, assign, transfer and deliver and reduce to the possession of Buyer any and all of the Stock and consummate the transactions contemplated hereby.

14.2     Expenses. Whether or not the Closing is consummated, each of the parties will pay all of its own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

14.3      Waiver. The parties hereto may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

14.4     Notices. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class certified mail postage prepaid addressed as follows: if to Buyer to Stephen L. Gurba, Ph.D., 12645 49th Street N, Clearwater, FL 33762, (with a copy to Craig Schnee, Esq., 12645 49th Street N, Clearwater, FL 33762); if to Seller, to Ernest P. Twiss, 1496 Donagen Road, Largo, Florida 33771 ( with a copy to Spoor Law, P.A., Attn: Rusty Spoor, 111 2nd Avenue NE, Suite 1600, St. Petersburg, Florida 33701; or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given.

14.5     Entire Agreement. This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties, oral or written, among the parties other than those set forth or provided for in this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties.

14.6     Rights Under this Agreement; Non-assignability. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party without the prior written consent of the other parties. Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

14.7      Legal Expenses. In the event any party hereto resorts to an action in a court of law to enforce its rights under this Stock Purchase Agreement, the prevailing party in any such action shall be entitled to reimbursement from the non-prevailing party in such action of its out of pocket legal expenses incurred in such action, to include attorney’s fees, court costs, transcription and expert witness fees, and administrative pass-through costs incurred by its attorneys. If the prevailing party in any such action cannot be determined, each party shall bear its own legal expenses.

14.8     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its choice of laws provisions.

14.9     Headings; References to Sections, Exhibits and Schedules. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of terms or provisions of this Agreement. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

14.10     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

[Signature Page to Immediately Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BT Twiss Transport LLC (BUYER)

  /s/ STEPHEN L. GURBA

STEPHEN L. GURBA, SOLE MANAGER

Ernest P. Twiss Revocable Trust dated June 20, 2013 (SELLER)

/s/ ERNEST P. TWISS	ERNEST P. TWISS
ERNEST P. TWISS, TRUSTEE	ERNEST P. TWISS
In his individual capacity with respect to Article 11.0 only